CONTACTS:

Media Inquiries
Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

Investor Inquiries
Carl Anderson
(248) 435-1588
carl.anderson@meritor.com

Meritor Reports Second-Quarter Fiscal Year 2017 Results

TROY, Mich. (May 3, 2017) - Meritor, Inc. (NYSE: MTOR) today reported financial results for its second fiscal quarter ended March 31, 2017.

Second-Quarter Highlights

•	Sales of $806 million

•	Net income attributable to the company and net income from continuing operations attributable to the company of $22 million

•	Diluted earnings per share from continuing operations of $0.24

•	Adjusted income from continuing operations attributable to the company of $32 million, or $0.35 of Adjusted diluted earnings per share

•	Adjusted EBITDA of $82 million and Adjusted EBITDA margin of 10.2 percent

Second-Quarter Results
For the second quarter of fiscal year 2017, Meritor posted sales of $806 million, down $15 million, or approximately 2 percent, from the same period last year. The decline in revenue was primarily driven by lower commercial truck volume in North America, as Class 8 truck production was down 20 percent year over year. This was largely offset by increased production in Europe, India and China, in addition to new business wins. Net income attributable to the company was $22 million, or $0.24 per diluted share, compared to $32 million, or $0.35 per diluted share, in the same period last year. Net income from continuing operations attributable to the company was $22 million, or $0.24 per diluted share, compared to $33 million, or $0.36 per diluted share, in the same quarter last year. Lower net income year over year was driven primarily by higher income tax expense recognized in the current year.
Adjusted income from continuing operations attributable to the company in the second quarter of fiscal year 2017 was $32 million, or $0.35 of Adjusted diluted earnings per share, compared to $38 million or $0.41 of Adjusted diluted earnings per share, in the same period last year.
Adjusted EBITDA was $82 million, compared to $81 million in the second quarter of fiscal year 2016. Adjusted EBITDA margin for the second quarter of fiscal year 2017 was 10.2 percent, compared to 9.9 percent in the same period last year. Included in the second quarter of fiscal year 2017 was a $10 million charge for a legal contingency related to a dispute with a joint venture. Despite this charge, Adjusted EBITDA and EBITDA margin increased year over year primarily driven by continued material, labor and burden performance, foreign exchange and favorable mix.
Cash flow provided by operating activities in the second quarter of fiscal year 2017 was $44 million, flat to the same period a year ago. Free cash flow was $21 million compared to $19 million in the same period last year.

Second-Quarter Segment Results
Commercial Truck & Industrial sales for the second quarter of fiscal year 2017 were $620 million, down $11 million compared to the same period last year. The decrease in sales was driven primarily by lower Class 8 truck production in North America, largely offset by increased volumes in Europe, India and China.
Segment adjusted EBITDA for the Commercial Truck & Industrial segment was $54 million for the quarter, down $2 million from the second quarter of fiscal year 2016. Segment adjusted EBITDA margin was 8.7 percent, down from 8.9 percent in the same period last year. The decrease in Segment adjusted EBITDA margin was driven primarily by a legal contingency charge and higher steel prices partially offset by strong operational performance, foreign exchange and favorable mix.
The Aftermarket & Trailer segment posted sales of $215 million, down $3 million from the same period a year ago. The decrease in sales was primarily due to lower U.S. trailer production, which was partially offset by higher aftermarket revenue.

Segment adjusted EBITDA for Aftermarket & Trailer was $30 million for the quarter, up $2 million from the second quarter of fiscal year 2016. Segment adjusted EBITDA margin increased to 14.0 percent, up from 12.8 percent in the same period last year. The increase in Segment adjusted EBITDA margin was driven by labor and burden performance.

Outlook for Fiscal Year 2017
The company’s guidance for fiscal year 2017 has been revised from the prior quarter as follows:

•	Revenue to be approximately $3.1 billion

•	Net income attributable to the company and net income from continuing operations attributable to the company to be approximately $90 million (diluted earnings per share of approximately $1.00)

•	Adjusted EBITDA margin to be approximately 10.0 percent

•	Adjusted diluted earnings per share from continuing operations to be approximately $1.40

•	Operating cash flow to be in the range of $140 million to $160 million

•	Free cash flow to be in the range of $50 million to $70 million

“This was another strong quarter for Meritor,” said Jay Craig, CEO and president. “Continued operational performance, combined with signs of improvement in global end markets, gives us confidence that our 2017 financial performance will be better than previously planned.”

Second-Quarter Fiscal Year 2017 Conference Call
Meritor will host a conference call and webcast to discuss the company's second-quarter results for fiscal year 2017 on Wednesday, May 3 at 10 a.m. ET.
To participate, call (844) 412-1003 at least 10 minutes prior to the start of the call. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the investors page on meritor.com.
A replay of the call will be available starting at 1 p.m. ET on May 3, until 11:59 p.m. ET on May 10 by calling (855) 859-2056 (within the United States) or (404) 537-3406 for international calls. Please refer to replay passcode 3981939. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the investors page.

The company's second-quarter results for fiscal year 2017 will be released prior to the conference call and webcast on May 3. The release will be distributed through PR Newswire and posted on meritor.com.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 18 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR.

Forward-Looking Statement
This release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reliance on major original equipment manufacturer (“OEM”) customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto, following the United Kingdom’s decision to exit the European Union or in the event one or more other countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, restrictive government actions regarding trade, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); risks related to our joint ventures; rising costs of pension and other postemployment benefits; the ability to achieve the expected benefits of strategic initiatives and restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development and launch of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental, asbestos-related or other matters; possible changes in accounting rules; ineffective internal controls; and other substantial costs, risks and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. See also the following portions of our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, as amended: Item 1.Business, “Customers; Sales and Marketing”; “Competition”; “Raw Materials and Supplies”; “Employees”; “Environmental Matters”; “International Operations”; and “Seasonality; Cyclicality”;

Item 1A.Risk Factors; Item 3.Legal Proceedings; and Item 7.Management’s Discussion and Analysis of Financial Condition and Results of Operations. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we have provided information regarding non-GAAP financial measures. These non-GAAP financial measures include Adjusted income (loss) from continuing operations attributable to the company, Adjusted diluted earnings (loss) per share from continuing operations, Adjusted EBITDA, Adjusted EBITDA margin, Segment adjusted EBITDA, Segment adjusted EBITDA margin, Free cash flow and Net debt.
     Adjusted income (loss) from continuing operations attributable to the company and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income (loss) from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges, non-cash tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards, and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by consolidated sales from continuing operations. Segment adjusted EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense, asset impairment charges and other special items as determined by management. Segment adjusted EBITDA excludes unallocated legacy and corporate expense (income), net. Segment adjusted EBITDA margin is defined as Segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures. Net debt is defined as total debt less cash and cash equivalents.
     Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, Adjusted EBITDA, Adjusted EBITDA margin, Segment adjusted EBITDA, Segment adjusted EBITDA margin, Adjusted income (loss) from continuing operations attributable to the company and Adjusted diluted earnings (loss) per share from continuing operations are meaningful measures of performance to investors as they are commonly utilized to analyze financial performance in our industry, perform analytical comparisons, benchmark performance between periods and measure our performance against externally communicated targets.
Free cash flow is used by investors and management to analyze our ability to service and repay debt and return value directly to shareholders. Net debt over Adjusted EBITDA is a specific financial measure in our current three-year M2019 plan used to measure the company’s leverage in order to assist in the appropriate allocation of capital.
Management uses the aforementioned non-GAAP financial measures for planning and forecasting purposes, and Segment adjusted EBITDA is also used as the primary basis for the Chief Operating Decision Maker to evaluate the performance of each of our reportable segments.
Our Board of Directors uses Adjusted EBITDA margin, Free cash flow, Adjusted diluted earnings (loss) per share from continuing operations and Net debt over Adjusted EBITDA as key metrics to determine management’s performance under our performance based compensation plans.
Adjusted income (loss) from continuing operations attributable to the company, Adjusted diluted earnings (loss) per share from continuing operations, Adjusted EBITDA, Adjusted EBITDA margin, Segment adjusted EBITDA and Segment adjusted EBITDA margin should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our financial performance. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, this non-GAAP cash flow measure does not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses. Net debt should not be considered a substitute for total debt as reported on the balance sheet. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Sales	$806	$821	$1,505	$1,630
Cost of sales	(685)	(700)	(1,295)	(1,405)
GROSS MARGIN	121	121	210	225
Selling, general and administrative	(66)	(60)	(119)	(116)
Restructuring costs	(4)	(2)	(4)	(3)
Other operating expense, net	(2)	(3)	(5)	(3)
OPERATING INCOME	49	56	82	103
Other expense, net	—	(2)	—	(1)
Equity in earnings of affiliates	8	7	18	17
Interest expense, net	(21)	(21)	(42)	(43)
INCOME BEFORE INCOME TAXES	36	40	58	76
Provision for income taxes	(13)	(7)	(19)	(14)
INCOME FROM CONTINUING OPERATIONS	23	33	39	62
LOSS FROM DISCONTINUED OPERATIONS, net of tax	—	(1)	—	(3)
NET INCOME	23	32	39	59
Less: Net income attributable to noncontrolling interests	(1)	—	(2)	(1)
NET INCOME ATTRIBUTABLE TO MERITOR, INC.	$22	$32	$37	$58

NET INCOME ATTRIBUTABLE TO MERITOR, INC.
Net income from continuing operations	$22	$33	$37	$61
Loss from discontinued operations	—	(1)	—	(3)
Net income	$22	$32	$37	$58

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.24	$0.36	$0.41	$0.65
Discontinued operations	—	(0.01)	—	(0.03)
Diluted earnings per share	$0.24	$0.35	$0.41	$0.62

Diluted average common shares outstanding	92.0	92.5	90.2	93.5

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)

	March 31, 2017	September 30, 2016
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents (1)	$138	$160
Receivables, trade and other, net (1)	442	396
Inventories (1)	338	316
Other current assets	42	33
TOTAL CURRENT ASSETS	960	905
NET PROPERTY (1)	430	439
GOODWILL (1)	385	390
OTHER ASSETS	761	760
TOTAL ASSETS	$2,536	$2,494
LIABILITIES, MEZZANINE EQUITY AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Short-term debt	$132	$14
Accounts and notes payable (1)	528	475
Other current liabilities	245	268
TOTAL CURRENT LIABILITIES	905	757
LONG-TERM DEBT	857	982
RETIREMENT BENEFITS	680	703
OTHER LIABILITIES	219	238
TOTAL LIABILITIES	2,661	2,680
COMMITMENTS AND CONTINGENCIES
MEZZANINE EQUITY:
Convertible debt with cash settlement	13	—
EQUITY (DEFICIT):
Common stock (March 31, 2017 and September 30, 2016, 101.3 and 99.6 shares issued and 88.5 and 86.8 shares outstanding, respectively)	101	99
Additional paid-in capital	870	876
Accumulated deficit	(204)	(241)
Treasury stock, at cost (at both March 31, 2017 and September 30, 2016, 12.8 shares)	(136)	(136)
Accumulated other comprehensive loss	(794)	(809)
Total deficit attributable to Meritor, Inc.	(163)	(211)
Noncontrolling interests (1)	25	25
TOTAL DEFICIT	(138)	(186)
TOTAL LIABILITIES, MEZZANINE EQUITY AND DEFICIT	$2,536	$2,494

(1) As of March 31, 2017, Assets and Liabilities held for sale were: (i) $1 million Cash and cash equivalents; (ii) $8 million Receivables, trade and other, net; (iii) $1 million Inventories; (iv) $1 million Goodwill; (v) $6 million Accounts and notes payable; and (vi) $2 million Noncontrolling interests. As of September 30, 2016, Assets and Liabilities held for sale were: (i) $1 million Cash and cash equivalents; (ii) $8 million Receivables, trade and other, net; (iii) $1 million Inventories; (iv) $3 million Net property; (v) $5 million Accounts and notes payable; and (vi) $3 million Noncontrolling interests.

MERITOR, INC.
ADJUSTED EBITDA AND SEGMENT ADJUSTED EBITDA-RECONCILIATION
Non-GAAP
AND
CONSOLIDATED BUSINESS SEGMENT SALES INFORMATION
(Unaudited)
(dollars in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Net income attributable to Meritor, Inc.	$22	$32	$37	$58
Loss from discontinued operations, net of tax, attributable to Meritor, Inc.	—	1	—	3
Income from continuing operations, net of tax, attributable to Meritor, Inc.	22	33	37	61
Interest expense, net	21	21	42	43
Provision for income taxes	13	7	19	14
Depreciation and amortization	20	16	37	31
Noncontrolling interests	1	—	2	1
Loss on sale of receivables	1	2	2	4
Asset impairment charges	—	—	3	—
Restructuring costs	4	2	4	3
Adjusted EBITDA	$82	$81	$146	$157

Adjusted EBITDA margin (1)	10.2%	9.9%	9.7%	9.6%

Unallocated legacy and corporate expense (income), net (2)	2	3	2	(1)
Segment adjusted EBITDA	$84	$84	$148	$156

Commercial Truck & Industrial
Segment adjusted EBITDA	$54	$56	$96	$108
Segment adjusted EBITDA margin (3)	8.7%	8.9%	8.3%	8.5%

Aftermarket & Trailer
Segment adjusted EBITDA	$30	$28	$52	$48
Segment adjusted EBITDA margin (3)	14.0%	12.8%	13.0%	11.4%

Sales:
Commercial Truck & Industrial	$620	$631	$1,159	$1,264
Aftermarket & Trailer	215	218	399	421
Intersegment Sales	(29)	(28)	(53)	(55)
Total Sales	$806	$821	$1,505	$1,630
(1) Adjusted EBITDA margin equals Adjusted EBITDA divided by consolidated sales from continuing operations.
(2) Unallocated legacy and corporate expense (income), net represents items that are not directly related to the company's business segments. These items primarily include asbestos-related charges and settlements, pension and retiree medical costs associated with sold businesses, and other legacy costs for environmental and product liability.
(3) Segment adjusted EBITDA margin equals Segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Six Months Ended March 31,
	2017	2016
OPERATING ACTIVITIES
Income from continuing operations	$39	$62
Adjustments to income from continuing operations to arrive at cash provided by operating activities:
Depreciation and amortization	37	31
Deferred income tax expense	12	1
Restructuring costs	4	3
Equity in earnings of affiliates	(18)	(17)
Asset impairment charges	3	—
Pension and retiree medical expense	7	10
Other adjustments to income from continuing operations	8	1
Dividends received from equity method investments	13	19
Pension and retiree medical contributions	(19)	(22)
Restructuring payments	(7)	(4)
Changes in off-balance sheet accounts receivable factoring	19	(51)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, foreign currency adjustments and discontinued operations	(68)	7
Operating cash flows provided by continuing operations	30	40
Operating cash flows used for discontinued operations	—	(1)
CASH PROVIDED BY OPERATING ACTIVITIES	30	39
INVESTING ACTIVITIES
Capital expenditures	(40)	(47)
Other investing activities	—	3
Net investing cash flows provided by discontinued operations	2	4
CASH USED FOR INVESTING ACTIVITIES	(38)	(40)
FINANCING ACTIVITIES
Repayment of notes	—	(55)
Debt issuance costs	(4)	—
Other financing activities	(11)	(2)
Net change in debt	(15)	(57)
Repurchase of common stock	—	(43)
CASH USED FOR FINANCING ACTIVITIES	(15)	(100)
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	1	2
CHANGE IN CASH AND CASH EQUIVALENTS	(22)	(99)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	160	193
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$138	$94

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Income from continuing operations attributable to Meritor, Inc.	$22	$33	$37	$61
Adjustments:
Restructuring costs	4	2	4	3
Asset impairment charges, net of noncontrolling interests	—	—	2	—
Non-cash tax expense (1)	6	3	11	5
Adjusted income from continuing operations attributable to Meritor, Inc.	$32	$38	$54	$69

Diluted earnings per share from continuing operations	$0.24	$0.36	$0.41	$0.65
Impact of adjustments on diluted earnings per share	0.11	0.05	0.19	0.09
Adjusted diluted earnings per share from continuing operations	$0.35	$0.41	$0.60	$0.74

Diluted average common shares outstanding	92.0	92.5	90.2	93.5
(1) Represents tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards.

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Cash provided by operating activities	$44	$44	$30	$39
Capital expenditures	(23)	(25)	(40)	(47)
Free cash flow	$21	$19	$(10)	$(8)

MERITOR, INC.
OUTLOOK FOR FISCAL YEAR 2017— RECONCILIATIONS
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

Fiscal Year
2017 Outlook (1)
Net income attributable to Meritor, Inc.	$~90
Loss from Discontinued Operations, net of tax, attributable to Meritor, Inc.	—
Income from Continuing Operations, net of tax, attributable to Meritor, Inc.	$~90
Interest expense, net	80-85
Provision for income taxes	45-55
Depreciation and amortization	~70
Restructuring	~5
Other (noncontrolling interests, loss on sale of receivables, etc.)	~10
Adjusted EBITDA	$~310

Sales	$~3,100

Adjusted EBITDA margin (2)	~10.0%

Diluted earnings per share from continuing operations	~$1.00
Adjustments:
Restructuring costs	~0.05
Non-cash tax expense (3)	~0.35
Adjusted diluted earnings per share from continuing operations	$~1.40

Diluted average common shares outstanding	~92

Cash provided by operating activities	$140-$160
Capital expenditures	~(90)
Free cash flow	$50-$70
(1) Amounts are approximate.
(2) Adjusted EBITDA margin equals Adjusted EBITDA divided by consolidated sales from continuing operations.
(3) Represents tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards.

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